STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of **MILLENNIUM HEALTHCARE INC.**

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "4" so that, as amended, said Article shall be and read as follows:

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Ten Billion Nine Hundred Sixty Five Million (10,965,000,000) shares. **See Annex A.**

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of April, 2016.

By: ____________________
Authorized Officer

Title: Executive Chairman

Name: Dominick Sartorio

Print or Type

Annex A

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Ten Billion Nine Hundred Sixty Five Million (10,965,000,000) shares, of which Ten Billion Nine Hundred Fifty Million (10,950,000,000) shall be designated as the common stock, par value $.00001 per share, and Fifteen Million (15,000,000) shares of which shall be designated as the preferred stock, par value $.0001 per share, of the Corporation.

Effective as of the close of business on the date of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Date"), each one-thousand five hundred (1,500) outstanding shares of the Corporation's Common Stock, par value $0.00001 per share, shall automatically and without any action on the part of the respective holders thereof be exchanged and combined into one (1) share of Common Stock, par value $0.00001 per share. At the Effective Date, there shall be no change in the number of authorized shares that the Corporation shall have the authority to issue. No fractional shares shall be issued in connection with the exchange.